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EXHIBIT 99.1       PRESS RELEASE

American Environmental Energy, Inc. (AEEI) announces the appointment of William McManes to its Board of Directors effective May 15, 2009

Costa Mesa, CA - American Environmental Energy, Inc. (AEEI.PK) is pleased to announce the appointment of Mr. William McManes to the Board of Directors. Mr. McManes joins the board with experience in international business, technology, and capital markets that will bolster the team and add shareholder value as the company moves to further execute business operations anchored in revenue generating projects expected in 2009.

Mr. McManes, 59, brings 30+ years of executive management experience in small - high growth, mid-sized and fortune 1000 companies in the technology sector where he led sales, distribution channels, and strategic business development. Mr. McManes is a respected professional in the industry and has established himself as an expert in turnaround scenarios for many ventures. His experience includes both the public and private sector where he has held senior executive positions with numerous companies, including Software AG, Intersolv, Template Software, Amdal, Starbase, and Computer Associates. Mr. McManes holds a B.A. in Philosophy with a minor in Political Science and a B.S. in Biology from the University of Pittsburgh. Most recently, Mr. McManes was a principal in Crosslink, a private company specializing in outbound marketing and call center operations in the B2B space that was sold to Symcom Global Technologies.

Brent Brewer, CEO of American Environmental Energy, stated: "Bill McManes not only provides a clear focus for accomplishing mission specific objectives, but also possesses management savvy for the application of organizational congruence, concentration of efforts, and clarity of message. Bill adds great leadership to the team and signifies the accomplishment of our goal of a strategic five member board to help guide us through phase one of company operations."

About American Environmental Energy, Inc.

American Environmental Energy, Inc. is a global developer and manager of renewable and alternative energy sources including carbon offsets, with current foci in bio-diesel fuel, waste to energy solutions that include anaerobic digesters and pyrolytic conversions, wind, solar, and carbon sequestration applications and technologies. American Environmental Energy supports the use of best available technology and the integration of energy conversion devices where the company can enhance value creation when bundled with proprietary techniques to build "ecologically friendly power parks" that serve the surrounding community.

The information in this press release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to prospective operations. Forward-looking statements relate to expectations or forecasts of future events. American Environmental Energy Inc. does not assume the obligation to update any forward-looking statement. Many factors could cause actual results to differ materially from American Environmental Energy Inc.'s forward-looking statements, including the availability of capital and credit, market forces, economic factors, current and future competition and other uncertainties.